Exhibit 10.9

PARTICIPATORY INTERESTS PURCHASE AGREEMENT

This Participatory Interest Purchase Agreement (this “Agreement”) is made as of September 30, 2005 (the “Effective Date”) by and among Phage Biotech Ukraine, LLC (“PBU”), a Nevada limited liability company, and Cardio Phage International (“CPI”), a Bahamas corporation (collectively the “Sellers”), and BS Biology Sciences Limited, a Cyprus corporation (the “Buyer”).

In consideration of the mutual agreements set forth below, the receipt and sufficiency of which is hereby acknowledged, the Sellers and Buyer agree as follows:

1. Sale/Purchase of the Participatory Interests. The Sellers hereby sells, transfers and delivers to Buyer, and Buyer hereby purchases, all of the currently owned by the Sellers and outstanding participatory interests (the “Interests”) of Phage Biotech, a Ukrainian limited liability company (the “Company”), which total par value is the Hryvnya equivalent of six hundred eighty six thousand five hundred thirty five US Dollars and sixty one cent (US$686,535.61), subject to the following terms and conditions of this Agreement. Of the Interests, PBU owns 99% and CPI owns 1%.

2. Purchase Price. In consideration of the sale, transfer, assignment, conveyance and delivery by the Sellers of the Interests to Buyer, Buyer shall pay to the Sellers, in readily available funds, the amount of one hundred three thousand four hundred ninety US Dollars (US$103,490.00) (the “Purchase Price”) to be divided pro-rata between the Sellers. Such amount may be adjusted based on asset values revised as of the Effective Date. If adjustments require any additional amount from Buyer, Buyer shall promptly remit such amount to Sellers as set forth below. If adjustments require any refund to Buyer, Sellers shall promptly refund such amount to Buyer.

3. Representations and Warranties of the Sellers. Each of the Sellers individually represents and warrants to Buyer that:

3.1 Organization and Authority. The Company is a limited liability company duly organized and validly existing under the laws of Ukraine and has full authority and power to carry on its business as now conducted.

3.2 Authorization: Binding Obligations. This Agreement has been duly authorized, executed and delivered by each of the Sellers. This Agreement, when duly executed and delivered by each of the Sellers and the Buyer, will be a valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms, subject only to bankruptcy, insolvency, moratorium or similar proceedings affecting the rights of creditors generally, and general principles of equity.

3.3 Title to Company Assets. The Company has good title to, or a valid leasehold interest in, all assets reflected in the Company financial statements on the Effective Date, a sample balance sheet of which is attached hereto. as Exhibit A.

3.4 Capitalization.

(a) The authorized capital of the Company consists of participatory interests, 99% of which is assigned to PBU and 1 % of which is assigned to CPJ. The Sellers and Buyer hereby acknowledge that, as of the Effective Date, the total amount of such authorized capital is Nine Hundred Forty Thousand Three Hundred Fifty Two U.S. dollars and Nineteen Cents ($US 940,352.19). The Sellers and Buyer further acknowledge that the total amount of the contributions to such authorized capital (charter fund) of the Company as made by the Sellers shall be Six Hundred Eighty Six Thousand Five Hundred Thirty Five U.S. dollars and Sixty One Cents ($US 686,535.61), which as of the Effective Date constitutes 73.01% of the authorized capital of the Company. The Sellers undertakes and the Buyer each individually and collectively agree to use commercially reasonable efforts to execute any and all documents which may be required to effect the reduction of the authorized capital (charter fund) of the Company from $U5940,352.19 to $US686,535.61 and to file such documents with the appropriate Ukrainian authorities, with the intent that as a result of the reduction of the authorized capital (charter fund) the Buyer shall acquire 100% thereof.

(b) There are no existing, outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its participatory interests or any other participatory interest of the Company. There are no outstanding or authorized appreciation rights, phantom stock, profit participation or similar rights of any character relating to the Company.

4. Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers that:

4.1 Organization and Authority. Buyer is duly organized and validly existing under the laws of Cyprus and has full power and authority to carry on its business as now conducted.

4.2 Authorization: Binding Obligations. This Agreement has been duly authorized, executed and delivered by Buyer. This Agreement, when duly executed and delivered by Buyer and the Sellers will be valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, moratorium or similar proceedings affecting the rights of creditors generally, and general principles of equity.

5. Deliveries. On the Effective Date or as soon as practical thereafter, the following transactions shall take place:

5.1 Documents to be Delivered by Sellers. The Sellers deliver the following to the Buyer:

(a) Notice of Waiver of First Refusal Rights;

(b) Notarized minutes of the meeting of the Participants’ Assembly of the Company, whereby the sale of the Interest is authorized; and

(c) All such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Interests to Buyer and to put Buyer in actual possession or control of the Interests and the business of the Company.

5.2 Documents to be Delivered by Buyer. Buyer shall deliver the following to the Sellers:

(a) Proof of payment by wire transfer of US$102,455.10 to the bank account to be designated by PBU; and

(b) Proof of payment by wire transfer of US$1,034.90 to the bank account to be designated by CPI.

6. The title to the Interests shall pass from the Sellers to the Buyer on the Effective Date as set forth above (the “Title Transfer Date”). The Parties hereto affirm, that on or about the Effective Date all participants of the Company and the Company itself received Notice of Waiver of First Refusal Rights with respect to purchase of the CPI’ s Interest signed by PBU; and that on or about the Effective Date all participants of the Company and the Company itself received Notice of Waiver of First Refusal Rights with respect to purchase of the PBU’s Interests signed by CPI. Consequently, the Effective Date shall be the Title Transfer Date.

7. From the Title Transfer Date, the Buyer shall acquire all of the rights and assume all of the obligations associated with the participation in the Company to the extent of the Interests acquired by it, and CPI and PBU from the Title Transfer Date shall be relieved from any of such rights and obligations associated with the Interests transferred hereunder.

8. Post-Effective Obligations. The Sellers and Buyer each individually and collectively agree to use commercially reasonable efforts to execute and file any and all required documents with the Ukrainian government to effectuate the reduction of the amount of the authorized capital (charter fund) of the Company and to effectuate the sale of the Interests hereunder. The Sellers and Buyer further agree to diligently carry out any additional act required, and to cooperate with each other as necessary, to carry out the intent and purpose of this Agreement. The Sellers and Buyer acknowledge that the dollar amounts above may require adjustment depending on the timing of the filing of certain documents with the appropriate government authorities and the parties agree to any fair and equitable adjustment, if required.

9. Disclaimer and Condition of Company Assets. It is understood and acknowledged by the parties hereto that, subject to Section 3.3 hereof, the Company assets are on an “as is, where is” basis and the Sellers disclaim all warranties with respect to the Company assets, including any implied warranties of merchantability and fitness for any particular purpose. In no event shall the Sellers be liable for indirect, incidental, consequential or exemplary damages, including without limitation, damages for loss of profits, or other tangible and intangible losses resulting from use, quality, design, merchantability or functioning of the Company assets after the Effective Date, or damages for illness or injury to any person resulting from use of the Company assets after the Effective Date.

10. Confidentiality. After the Effective Date, each party shall hold all information with respect to the terms and conditions of this Agreement in confidence and shall not, directly or indirectly, use such information for its own benefit or disclose the same to any third party without the other party’s written consent.

10.1 Either the Sellers or the Buyer may disclose information, which would otherwise be confidential, if and to the extent:

(a) such disclosure is required by the applicable Ukrainian legislation;

(b) the information is in its possession, or is in the public domain, through no fault of either the Sellers or the Buyer; or

(c) such disclosure is to either the Sellers’ or the Buyer’s legal advisors, accountants or other consultants, who are also subject to the same or similar confidentiality restrictions as are contained in this Article 10.

11. Applicable Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of California, United States of America, without giving effect to the principles of conflict of laws.

12. Dispute Resolution. All disputes, which arise out of or in connection with this Agreement, or its interpretation, operation, or termination, shall, in the first instance, be settled by means of amicable negotiations between the Sellers and the Buyer. In the event that any such dispute between the Sellers and the Buyer can not be resolved by means of such negotiations, either party thereto undertake to transfer such dispute to binding arbitration with California, United States of America as the venue using the rules of the American Arbitration Association.

13. Miscellaneous.

(a) The performance of any act or payment by one party shall not be deemed a waiver of any obligation or default on the part of the other. One party’s failure to require strict performance by the other party of any of the provisions of this Agreement shall not be a waiver thereof.

(b) This Agreement constitutes the entire understanding between the parties and supersedes any previous representations or agreements, whether verbal or written, with respect to the sale of the Interests.

(c) No amendment or change of any of the terms or conditions herein shall be binding upon the parties unless they are made in writing and are signed by an authorized representative of each party.

(d) Any provision of this Agreement which is unenforceable shall not cause any other remaining provision to be ineffective or invalid. The captions set forth herein are for convenience only and shall not define or limit any of the terms hereof. Any notices or demands in connection with this Agreement shall be given in writing by certified mail at the address indicated in this Agreement, or to any other address specified in writing.

(e) None of the parties shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God or military authority, acts of public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, shortages of the equipment or components thereof suitable parts, materials, labor or transportation, or any other causes beyond the reasonable control of such party.

(f) This Agreement may be executed in one or more counterparts, and via facsimile, each of which, including an identical photo, chemical or electronic copy, shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties signing below each have the authority to sign and enter into this Agreement and have executed this Agreement as of the Effective Date.

THE SELLERS

Phage Biotech Ukraine, a Nevada limited liability company

By	/S/ MICKAEL A. FLAA
Name:	Mickael A. Flaa
Title:	Manager

Cardio Phage International, a Bahamas corporation

By	/S/ GRANT GORDON
Name:	Grant Gordon
Title:	President

BUYER

BS Biology Sciences Limited, a Cyprus company

By	/S/ PETROS LIVANIOS
Name:	Petros Livanios
Title:	Director

EXHIBIT A

Balance Sheet of Phage Biotech on March 31, 20005

Purchase Price (noted below, highlighted, bold with *** around it):	***103.49***

Amounts are in US Dollars

Assets	Code	For the beginning of accounting period (31 Dec 2004)	For the end of accounting period (31 March 2005)
1. Capital assets
Intangible assets:
depreciated book value	010	0.15	0.11
cost value (initial)	011	0.17	0.17
depreciation	012	(0.02)	(0.06)
Uncompleted construction	020	—	—
Basic means:
depreciated book value	030	91.03	80.1
cost value (initial)	031	182.47	176.64
amortization	032	(91.44)	(96.54)
Long-term financial investments:
share in other enterprises’ capital	040	—	—
other financial investments	045	—	—
long-term accounts receivable	050	—	—
deferred tax assets	060	—	—
Goodwill	065	—	—
Other capital assets	070	—	—

Total for section 1	080	91.18	80.21

2. Current assets
Inventories and supplies:
production supplies	100	7.82	12.52
animals tested	110	—	—
uncompleted construction	120	—	—
end products	130	—	—
goods	140	—	—
Notes	150	—	—
Accounts receivable for goods, services:
net realizable value	160	—	—
cost value (initial)	161	—	—
doubtful debts	162	—	—
Accounts receivable due to budget	170	0.04	0.15
for advanced payments	180	3.37	4.32
from accrued income	190	—	—
from internal settlements	200	—	—
Other current accounts receivable	210	0.72	0.51
Current financial investments	220	—	—
Cash or equivalent:
national currency	230	2.71	9.2
foreign currency	240	12.06	4.0
Other current assets	250	—	—

Total for section 2	260	26.72	30.70

3. Future expenses	270	—	—

Balance	280	117.9	110.91

Liabilities	Code	For the beginning of accounting period	For the end of accounting period
1. Equity capital
Statutory fund	300	554.37	554.37
Share capital	310	—	—
Additional invested capital	320	—	—
Other additional capital	330	—	—
Reserve capital	340	—	—
Undistributed profit (uncovered loss)	350	(414.98)	(450.88)
Unpaid capital	360	(22.19)	—
Withdrawn capital	370	—	—

Total for section 1	380	117.20	***103.49***

2. Costs and payments
Salaries	400	—	—
Other payments	410	—	—
	415	—	—
	416	—	—
Target financing	420	—	—

Total for section 2	430	—	—

3. Long-term liability
Long-term loans	440	—	—
Other long-term financial liability	450	—	—
deferred tax liability	460	—	—
Other long-term liability	470	—	—

Total for section 3	480	—	—

4. Current liability
Short-term loans	500	—	—
Current receivables from long-term liability	510	—	—
Notes	520	—	—
Accounts receivable for goods, services	530	0.40	0.41
Current receivables:
from received advanced payments	540	0.30	0.28
due to budget	550	—	0.59
from non-budget payments	560	—	—
Pension & social fund	570	—	2.01
from salaries	580	—	4.13
before members	590	—	—
from internal calculations	600	—	—
Other current liability	610	—	—

Total for section 4	620	0.70	7.42

5. Future income	630	—	—

Balance	640	117.9	110.91